EXHIBIT 99.2

To all 99ers

We are pleased to announce that the Gold/Schiffer family in partnership with Ares Management and Canada Pension Plan Investment Board (CPPIB) have signed an agreement to acquire 99¢ Only Stores for $22.00 per share in cash.  We expect this transition to be a win-win for everyone as it delivers significant value to our shareholders, it provides access to expertise to help us accelerate our growth, and helps ensure that we can continue to deliver extreme value to our customers and provide a great place to work for our 99ers.

The news of this agreement should not be a distraction to any of us, as we do not contemplate any material change in the way the business is managed. It is business as usual. Jeff Gold, Howard Gold, and I remain fully committed to driving the business in the years ahead.  In addition to maintaining a significant ownership stake, each of us will continue in our existing positions and leadership roles, and will serve on the Company’s Board of Directors following the transaction.  Our founders Dave and Sherry Gold will also continue to maintain a meaningful ownership stake and Dave will serve as Chairman Emeritus of our company’s Board of Directors.

We have come to know and respect Ares Management and CPPIB through this process and we believe they will be excellent partners and help us achieve our long term goals as a company.

The Board of Directors has approved the transaction and in the coming months, the Company’s shareholders will have to vote on the proposed transaction which is anticipated to close in the March quarter.

This news may generate substantial attention from the media. Any inquiries should be directed to Ana Gamez at (323) 881-1247.

We have also posted answers to frequently asked questions about this proposal on the Company intranet (we may update these FAQs from time to time).

Thank you for all the hard work and commitment that everyone has shown to bring our company to this successful stage in our growth.  We have an exciting future, and we look forward to continuing to build our future together.

Best regards,

Eric Schiffer

Additional Information

            In connection with the proposed transaction, the Company will file a proxy statement and other materials with the SEC.  THE COMPANY URGES INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION.  Investors may obtain free copies of the proxy statement (when available) as well as other filed documents containing information about the Company at http://www.sec.gov, the SEC's free internet site.

            The Company and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’s shareholders with respect to the proposed transaction. Information regarding the executive officers and directors of the Company is included in the Definitive Proxy Statement on Schedule 14A filed with the SEC on July 27, 2011 with respect to the 2011 Annual Meeting of Shareholders of the Company.  More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the proposed transaction.